EXHIBIT 10.3

CONSULTING AGREEMENT

This Consulting Agreement is made and entered into as of December 31, 2003, between AMERIVEST PROPERTIES INC., a Maryland corporation (the “Company”), and ALEXANDER S. HEWITT (“Hewitt”).

RECITALS

A.                                   Hewitt is presently serving the Company as its Secretary and as an employee.  Hewitt has indicated that he plans to resign as Secretary and to cease being an employee effective January 1, 2004.

B.                                     The Board desires that Hewitt become a director of the Company and that he be retained as a consultant to the Company.  Hewitt has agreed to serve the Company as a consultant in the manner provided in this Agreement.

AGREEMENT

In consideration of the mutual promises contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                                       Effective Date; Term.  The effective date of this Agreement shall be January 1, 2004 (the “Effective Date”), and it shall remain in effect until a date agreed by the parties in writing or a date specified by one of the parties by giving written notice to the other party at least 90 days in advance of such termination date.

2.                                       Services.  Hewitt shall provide services to the Company in the capacity of a consultant to the Company, as follows.

a.                                       Consultant.  During the term of this Agreement, Hewitt agrees to serve as consultant to the Company with such responsibilities, consistent with this Agreement, as the Board of Directors may designate.  Such services may include consulting with and advising officers of the Company on product development, property design and quality control and providing assistance in maintaining relationships with stockholders, potential investors, financial advisers, customers and suppliers of the Company.  The services as a consultant shall be coordinated with and accomplished in conjunction with the officers of the Company.  The Chief Executive Officer of the Company may also request Hewitt to undertake reasonable consulting and managerial assignments on behalf of the Company.

b.                                      Time Commitment.  During the term of this Agreement, it is anticipated that Hewitt will generally be available for consulting activities, up to approximately a one-quarter time basis.  The duties assigned to Hewitt hereunder shall be performed at the Company’s offices in Denver, Colorado, except as travel may be required to meet with other parties with which the Company maintains relationships.

3.                                       Compensation for Services.  As compensation for his services hereunder as a consultant, Hewitt shall be entitled to compensation and benefits as described herein:

a.                                       Fee for Services.  Hewitt shall receive cash compensation in the form of a consulting fee of $36,000 per year from January 1, 2004 through the termination date of this agreement.  Such fee shall be payable monthly at the rate of $3,000 per month.

b.                                      Benefits.  Hewitt shall be entitled either to participate in the Company’s health insurance program on the same basis as such participation is made available to officers and executive employees of the Company, or, if he is deemed ineligible to participate as a covered insured under the Company’s health program, to be reimbursed the cost of payments that he makes for comparable health insurance for himself and his wife, as provided for under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) or state law until the termination of this Agreement or August 31, 2005, whichever first occurs.

c.                                       Reimbursement of Expenses/Office.  The Company shall reimburse Hewitt for all reasonable out-of-pocket expenses incurred by Hewitt in connection with the business of the Company and in performance of his duties under this Agreement upon presentation by Hewitt to the Company of an itemized accounting of such expenses with reasonable supporting data.  During the term of this Agreement, the Company shall provide him with reasonable office space and equipment appropriate to his responsibilities, and shall provide him with such staff assistance as he may reasonably request to carry out his responsibilities to the Company.

d.                                      Options/Bonus.  Hewitt may, in the sole discretion of the Compensation Committee or the Board, be granted stock options in such amounts as the Committee or the Board deems appropriate to provide incentive and recognition of his responsibilities and services.

4.                                       Trade Secrets and Confidential Information.  During the term of this Agreement and for a period of eighteen months thereafter, Hewitt shall not, directly or indirectly, use, disseminate, or disclose for any purpose other than for the purposes of the Company’s business, any of the Company’s confidential information or trade secrets without the prior written consent of the Company, unless such disclosure is compelled in a judicial proceeding.  Upon termination of this Agreement, all documents, records, notebooks, and similar repositories of records containing information relating to any trade secrets or confidential information then in Hewitt’s possession or control, whether prepared by him or by others, shall be left with the Company or returned to the Company upon its request.

5.                                       Severability.  It is the desire and intent of the parties that the provisions of Section 4 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular sentence or portion of Section 4 shall be adjudicated to be invalid or unenforceable, the remaining portions of such section nevertheless shall continue to be valid and enforceable as though the invalid portions were not a part thereof.

6.                                       Termination Breach and Injunctive Relief.  In the event that Hewitt breaches his obligations under Section 4 and such breach continues for more than ten (10) days after the Company notifies him in writing with a demand to decease the offending conduct, the Company may terminate this Agreement and all further obligations of the Company hereunder shall thereupon cease.  Additionally, Hewitt agrees that any violation by him of the agreements contained in Section 4 are likely to cause irreparable damage to the Company, and therefore agrees that if there is a breach or threatened breach by Hewitt of the provisions of said section, the Company shall be entitled to an injunction restraining him from such breach.  Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies for such breach or threatened breach.

7.                                       Indemnification.  The Company shall, to the full extent permitted by applicable law, indemnify Hewitt and hold him harmless if he is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of Hewitt’s responsibility or services performed hereunder, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Hewitt in connection with such action, suit or proceeding so long as Hewitt acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  To the fullest extent permitted by law, the Company shall pay such expenses in advance of the final disposition of such action upon satisfying such conditions as may be imposed by law with respect to such advances.  This obligation on the part of the Company to indemnify Hewitt and to pay such expenses shall survive the termination of this Agreement.

8.                                       Miscellaneous.

a.                                       Notices.  Any notice required or permitted to be given under this Agreement shall be directed to the appropriate party in writing and mailed or delivered, if to the Company, to 1780 S. Bellaire Street, Suite 100, Denver, CO  80222 or to the Company’s then principal office, if different, and if to Hewitt, to such address as he may have furnished to the Company for this purpose or, if Hewitt has furnished no such address, to his last known address as shown on the Company’s records.

b.                                      Binding Effect.  This Agreement is a personal service agreement and may not be assigned by the Company or Hewitt, except that the Company may assign this Agreement to a successor by merger, consolidation, sale of assets or other reorganization, and subject to the foregoing, and, in particular, the rights of Hewitt to compensation hereunder, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, and legal representatives.

c.                                       Amendment.  This Agreement may not be amended except by an instrument in writing executed by each of the parties hereto.

d.                                      Applicable Law.  This Agreement is entered into in the State of Colorado and for all purposes shall be governed by the laws of the State of Colorado, without regard to the conflicts of law provisions of such state.

e.                                       Counterparts.  This instrument may be executed in one or more counterparts, each of which shall be deemed an original.

f.                                         Entire Agreement.  As of the Effective Date, this Agreement supersedes and replaces all prior agreements between the parties related to Hewitt’s employment by the Company.

g.                                      Attorney’s Fees.  In the event that either party shall resort to legal action to enforce that party’s rights under this Agreement, the non-prevailing party shall pay all costs and expenses, reasonably incurred by the prevailing party in pursuing or defending such action, including reasonable attorney’s fees.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

AMERIVEST PROPERTIES INC.

By:	Charles K. Knight
Charles K. Knight, President

Alexander S. Hewitt
Alexander S. Hewitt